Filed Pursuant to Rule 433
Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,
333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

FPL GROUP CAPITAL INC

Pricing Term Sheet

August 26, 2010

Issuer:  FPL Group Capital Inc

Designation:	2.60% Debentures, Series due September 1, 2015
Legal Format:	SEC Registered
Principal Amount:	$400,000,000
Date of Maturity:	September 1, 2015
Interest Payment Dates:	Each March 1 and September 1, beginning March 1, 2011
Coupon Rate:	2.60%
Price to Public:	99.967% of the principal amount thereof
Treasury Benchmark:	1.75% due July 31, 2015
Benchmark Treasury Yield:	1.357%
Spread to Benchmark
Treasury Yield:	125 basis points
Reoffer Yield:	2.607%
Trade Date:	August 26, 2010
Settlement Date:	August 31, 2010
Make-Whole Call:	At any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 20 basis points
CUSIP / ISIN Number:	302570 BJ4 / US302570BJ40

Expected Credit Ratings:*

Moody’s Investors Service, Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (negative)

Joint Book-Running Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

Co-Managers:

Commerz Markets LLC

Daiwa Capital Markets America Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

*  A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated August 26, 2010.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847; BNP Paribas Securities Corp. toll free at 1-800-854-5674; Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; or RBS Securities Inc. toll free at 1-866-884-2071.